SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant [   ]

Filed by a party other than the registrant [X]

Check the appropriate box:

[   ] Preliminary proxy statement.

[   ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

[   ] Definitive proxy statement.

[   ] Definitive additional materials.

[X]  Soliciting material under Rule 14a-12.

ROMA FINANCIAL CORPORATION

(Name of Registrant as Specified in its Charter)

STILWELL VALUE PARTNERS VI, L.P.
STILWELL PARTNERS, L.P.
STILWELL ASSOCIATES, L.P.
STILWELL VALUE LLC
JOSEPH STILWELL

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

[X]  No fee required.

[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1)        Amount Previously Paid:

    (2)        Form, Schedule or Registration Statement No.:

    (3)        Filing Party:

    (4)        Date Filed:

EXPLANATORY NOTE

Stilwell Value Partners VI, L.P., a Delaware limited partnership, Stilwell Partners, L.P., a Delaware limited partnership, Stilwell Associates, L.P., a Delaware limited partnership, Stilwell Value LLC, a Delaware limited liability company, and Joseph Stilwell (collectively, the “Group”), are filing the materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with a solicitation of proxies (the “Solicitation”) in opposition to the director slate nominated by management of Roma Financial Corporation (the “Company”) for election at the Company’s 2007 annual meeting of stockholders.

The Group filed a preliminary proxy statement on Schedule 14A with the SEC on March 27, 2007 (the “Preliminary Proxy Statement”). The Group intends to prepare and file with the SEC a definitive proxy statement relating to the Solicitation and may file other proxy solicitation materials. Stockholders are advised to read the definitive proxy statement and other proxy materials when they become available, because they will contain important information. The Preliminary Proxy Statement is, and the definitive proxy statement (when it becomes available) will be, available for free at www.sec.gov, along with any other relevant documents. You may also obtain a free copy of the Preliminary Proxy Statement, or the definitive proxy statement (when it becomes available) and other materials, by contacting D.F. King & Co., Inc. at 1-800-659-6590. Information regarding the names, affiliation and interests of persons who may be deemed to be participants in the Solicitation is available in the Preliminary Proxy Statement filed with the SEC on March 27, 2007.

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The information which follows describes the activities of certain members of the Group in connection with other public companies in which members of the Group beneficially own or have beneficially owned shares of common stock. The information is derived from the disclosures included in Amendment No. 1 to the Group’s Schedule 13D reporting beneficial ownership of shares of the Company’s common stock filed with the SEC on March 29, 2007.

On May 1, 2000, certain members or affiliates of the Group (the “Stilwell SPN Group”) filed a Schedule 13D in connection with the common stock of Security of Pennsylvania Financial Corp. (“SPN”). Thereafter, the Stilwell SPN Group communicated with management of SPN and scheduled a meeting with senior management in order to discuss maximizing the short- and long-term value of SPN’s assets. On June 2, 2000, prior to the scheduled meeting, SPN and Northeast Pennsylvania Financial Corp. announced the signing of a definitive agreement under which Northeast Pennsylvania Financial Corp. agreed to acquire SPN, and the Stilwell SPN Group disposed of its shares of SPN on the open market.

On July 7, 2000, certain members or affiliates of the Group (the “Stilwell CMRN Group”) filed a Schedule 13D in connection with the common stock of Cameron Financial Corporation (“Cameron”). Thereafter, the Stilwell CMRN Group exercised its shareholder rights by, among other things, requesting that Cameron management hire an investment banker, demanding Cameron’s list of shareholders, meeting with Cameron’s management, demanding that Cameron invite the Stilwell CMRN Group’s representatives to join the board of directors, writing to other Cameron shareholders to express their dismay with management’s inability to maximize shareholder value, and publishing that letter in the local press. On October 6, 2000, Cameron announced that it had entered into an agreement to be acquired by Dickinson Financial Corp. and the Stilwell CMRN Group disposed of its shares of Cameron on the open market.

On January 4, 2001, certain members or affiliates of the Group (the “Stilwell CFIC Group”) filed a Schedule 13D in connection with the common stock of Community Financial Corp. (“CFIC”). The Stilwell CFIC Group reported that it acquired the stock of CFIC for investment purposes after CFIC announced the sale of two of its four subsidiary banks and its intention to sell one or more of its remaining subsidiaries. On January 25, 2001, CFIC announced the sale of one of its remaining subsidiaries. The Stilwell CFIC Group then announced its intention to run an alternate slate of directors at the 2001 annual meeting if CFIC did not sell the remaining subsidiary by then. On March 27, 2001, members of the Stilwell CFIC Group wrote to CFIC, confirming that CFIC had agreed to meet with one of the Stilwell CFIC Group’s proposed nominees to the board of directors. On March 30, 2001, before the meeting took place, CFIC announced that it had agreed to be merged with First Financial Corporation. The Stilwell CFIC Group, having accomplished its purpose of maximizing shareholder value, announced that it would not seek board representation or solicit proxies for use at the annual meeting.

On February 23, 2001, certain members or affiliates of the Group (the “Stilwell MONT Group”) filed a Schedule 13D in connection with the common stock of Montgomery Financial Corporation (“Montgomery”). In its Schedule 13D, the Stilwell MONT Group stated that it acquired the stock of Montgomery for investment purposes and that it believed the value of Montgomery’s assets exceeded its current market price. On April 20, 2001, members of the Stilwell MONT Group met with Montgomery’s management, suggested to management that it should maximize shareholder value by selling the institution, and notified management that it would run an alternate slate of directors at the 2001 annual meeting unless Montgomery entered into a transaction. Eleven days after the Schedule 13D was filed, Montgomery’s board of directors amended its bylaws to require that nominees to its board must: (a) reside locally, (b) have a loan or deposit relationship with Montgomery’s subsidiary bank for at least twelve months prior to nomination, (c) have served as a member of a local civic or community organization for at least twelve months during the five years prior to the nomination to the board of directors, and (d) own 100 shares of Montgomery’s stock. Additionally, the amended bylaws shortened the time for shareholders to notice their intention to nominate alternate directors at the 2001 annual meeting. On June 5, 2001, Montgomery announced that it had hired an investment banking firm to “help evaluate available alternatives to improve financial performance and maximize shareholder value . . . [including] a potential acquisition or merger.” On June 13, 2001, the Stilwell MONT Group timely noticed its intention to nominate to Montgomery’s board two persons who qualified under the amended bylaws. On July 24, 2001, Montgomery announced that it had signed a definitive agreement with Union Community Bancorp (“Union”) providing for the merger of Montgomery into Union.

On June 14, 2001, certain members or affiliates of the Group (the “Stilwell HCBB Group”) filed a Schedule 13D in connection with the common stock of HCB Bancshares, Inc. (“HCBB”). On or about September 4, 2001, the Stilwell HCBB Group reported that it had entered into a standstill agreement with HCBB whereby, among other things, HCBB would appoint a director selected by the Stilwell HCBB Group. HCBB also agreed to consider conducting a Dutch tender auction. Additionally, HCBB agreed to adopt annual financial targets. HCBB also agreed that if it did not achieve the financial targets, it would retain an investment banking firm to help it to explore available alternatives to maximizing shareholder value. On October 22, 2001, the Stilwell HCBB Group reported that HCBB had named its nominee, John G. Rich, Esq., as a director. On January 31, 2002, HCBB announced a modified Dutch tender auction to repurchase 20% of its shares. After entering into the standstill agreement, HCBB announced and completed a number of 5% share repurchase programs, and, between the filing of the Stilwell HCBB Group’s Schedule 13D and August 31, 2003, HCBB’s outstanding share count decreased by 33%. HCBB did not achieve the financial target enumerated in the standstill agreement for the fiscal year ended June 30, 2003. Pursuant to the terms of the standstill agreement, on August 12, 2003, HCBB announced that it had retained Gerrish & McCreary PC (a regional investment banking firm) to assist HCBB in exploring available alternatives for maximizing shareholder value, including a sale of HCBB. On January 14, 2004, HCBB announced that it had agreed to be acquired by Rock Bancshares Inc., and having accomplished its objective of maximizing shareholder value, the Stilwell HCBB Group disposed of its shares of HCBB on the open market.

On December 15, 2000, certain members or affiliates of the Group (the “Stilwell OTFC Group”) filed a Schedule 13D in connection with the common stock of Oregon Trail Financial Corp. (“OTFC”). In January 2001, members of the Stilwell OTFC Group met with the management of OTFC to discuss its concerns that management was not maximizing shareholder value and proposed that OTFC voluntarily place its nominees on the board of directors. OTFC rejected this proposal, and the Stilwell OTFC Group immediately announced its intention to solicit proxies to elect an alternate nominee. OTFC refused to produce its complete shareholder list to the Stilwell OTFC Group, which sued OTFC in Baker County, Oregon. The court ultimately ordered OTFC to produce the complete list and to pay $10,000 in attorneys’ fees to the Stilwell OTFC Group. The Stilwell OTFC Group also initiated lawsuits against two OTFC directors, alleging that one director had allegedly violated OTFC’s residency requirement and that the other director had allegedly committed perjury while testifying about his co-director in the first suit. Both suits were dismissed pretrial, but the Stilwell OTFC Group filed an appeal in one suit and was permitted to refile the other suit in state court. On or about August 16, 2001, the Stilwell OTFC Group began to solicit proxies from shareholders to elect Kevin D. Padrick, Esq., to the OTFC board. On September 12, 2001, OTFC filed suit against the Manhattan-based Stilwell OTFC Group in Portland, Oregon’s federal district court and moved to invalidate the Stilwell OTFC Group’s proxies, but the court denied the motion and the election proceeded. During the election, OTFC announced the hiring of an investment banking firm. The Stilwell OTFC Group argued in its proxy materials that OTFC should have used its excess capital to repurchase its shares at prices below book value. In the five months after the filing of the Stilwell OTFC Group’s first proxy statement (i.e., from August 1, 2001, through December 31, 2001), OTFC repurchased approximately 15% of its shares.

On October 12, 2001, at OTFC’s annual meeting, OTFC’s shareholders elected the Stilwell OTFC Group’s nominee by a 2-to-1 margin. On March 12, 2002, OTFC and members of the Stilwell OTFC Group entered into a standstill agreement pursuant to which, among other things, OTFC agreed to achieve annual targets for its return on equity, to reduce its current capital ratio, to obtain advice from its investment banker regarding annual 10% stock repurchases, to reelect the Stilwell OTFC Group’s director to the board at the end of his current term, to maintain a seat for the Stilwell OTFC Group’s director, or a replacement director, for five years, to reimburse a portion of the Stilwell OTFC Group’s expenses incurred in the proxy contest, and to withdraw, with prejudice, the pending lawsuit against members of the Stilwell OTFC Group. In exchange, members of the Stilwell OTFC Group agreed, among other things, to refrain from seeking additional seats on OTFC’s board and to support OTFC. On or about February 24, 2003, OTFC and FirstBank NW Corp. (“FBNW”) announced the signing of a definitive agreement whereby OTFC and FBNW would be merged, and the Stilwell OTFC Group subsequently announced that, having accomplished its objective of maximizing shareholder value, it had disposed of substantially all of its shares on the open market.

On November 25, 2002, certain members or affiliates of the Group (the “Stilwell ACAP Group”) filed a Schedule 13D in connection with the common stock of American Physicians Capital, Inc. (“ACAP”). The Schedule 13D reported that on January 18, 2002, the Michigan Insurance Department had approved the Stilwell ACAP Group’s petition for permission to solicit proxies to elect two directors to ACAP’s board of directors. On January 29, 2002, the Stilwell ACAP Group noticed its intention to nominate two directors at the 2002 annual meeting. On February 20, 2002, the Stilwell ACAP Group entered into a three-year standstill agreement with ACAP, providing for, among other things, ACAP to add the Stilwell ACAP Group’s nominee, Spencer L. Schneider, Esq., to its board. Additionally, ACAP agreed to consider using a portion of its excess capital to repurchase ACAP’s shares in each of the fiscal years 2002 and 2003 so that its outstanding share count would decrease by 15% for each of those years. In its 2002 fiscal year, ACAP repurchased 15% of its outstanding shares. Such repurchases were highly accretive to per-share book value. On November 6, 2003, ACAP announced a reserve charge and that it would explore its options to maximize shareholder value. Subsequently, ACAP announced that it had retained Sandler O’Neill & Partners, L.P., to assist the board. Also, on November 6, 2003, ACAP announced that it would exit from the healthcare and workers compensation insurance businesses. On December 2, 2003, ACAP announced that its president and chief executive officer would take early retirement. On December 23, 2003, ACAP named R. Kevin Clinton as its new president and chief executive officer. On June 24, 2004, ACAP announced that after a diligent and thorough review and examination, the board had determined that the best means to maximize shareholder value was to continue to execute ACAP’s business strategy of shedding noncore businesses and to focus on its core business line in its core markets. In August 2004, the Stilwell ACAP Group disclosed that it had increased its stake in ACAP and that it intended to seek additional representation on the board and to exercise its shareholder rights upon the expiration of the standstill agreement. On November 10, 2004, at ACAP’s invitation, Joseph Stilwell joined ACAP’s board and the parties entered into a new standstill agreement providing for Mr. Stilwell and Mr. Schneider to remain on the board through the annual meeting in 2008.

On June 30, 2003, certain members or affiliates of the Group (the “Stilwell FPIC Group”) filed a Schedule 13D in connection with the common stock of FPIC Insurance Group, Inc. (“FPIC”). The Stilwell FPIC Group also reported that it reserved its right to dispose of its holdings of FPIC stock when FPIC’s market price more adequately reflected the value of its assets. On August 12, 2003, the Florida Office of Insurance Regulation approved the Stilwell FPIC Group’s application to acquire more than 5% of FPIC’s shares of common stock and to hold board seats and exercise its shareholder rights. On November 10, 2003, pursuant to the Group’s request to FPIC, the Group’s nominee, John G. Rich, Esq., became a director of FPIC. In connection with Mr. Rich’s appointment to the board, FPIC and members of the Group entered into a confidentiality agreement. On June 7, 2004, the Stilwell FPIC Group reported that inasmuch as FPIC’s shares were somewhat less undervalued because of the substantial increase in the market price of the stock, it had decreased its holdings of FPIC to below 5%.

On March 29, 2004, certain members or affiliates of the Group (the “Stilwell COMB Group”) filed a Schedule 13D in connection with the common stock of Community Bancshares, Inc. (“COMB”), and disclosed its belief that the value of COMB’s assets was not adequately reflected in its stock price. Members of the Group also stated that it intended to meet with COMB’s management and evaluate management’s progress and that it would likely support management if it effectively addressed COMB’s challenges. On November 21, 2005, the Stilwell COMB Group amended its Schedule 13D and stated that although it believed that COMB’s management had made good progress in resolving its regulatory issues, lawsuits, problem loans, and non-performing assets, COMB’s return on equity was substantially below average, its return on equity would be likely to remain below average for the foreseeable future, and it should therefore be sold. On November 21, 2005, the Stilwell COMB Group disclosed that if COMB did not announce a sale transaction before the time that the Group must begin the proxy solicitation process for the 2006 annual shareholders meeting, the Group would nominate an alternate slate of directors for election at that meeting and solicit proxies to elect them. On January 6, 2006, the Stilwell COMB Group informed COMB of the names of the three persons it intended to nominate at COMB’s annual shareholders meeting. On May 1, 2006, COMB announced that it had entered into a definitive agreement to be acquired by The Banc Corporation and the Stilwell COMB Group commenced the process of selling its COMB shares on the open market.

On June 20, 2005, certain members or affiliates of the Group (the “Stilwell PBIP Group”) filed a Schedule 13D in connection with the common stock of Prudential Bancorp, Inc. of Pennsylvania (“PBIP”), disclosing their belief that PBIP’s board of directors should include shareholders who beneficially own a substantial number of its shares and that the Stilwell PBIP Group would seek a board seat. Fifty-five percent of the outstanding shares of common stock of PBIP are held by the Prudential Mutual Holding Company (the “MHC”), which is controlled by PBIP’s board. Therefore, with regard to most corporate decisions, such as the election of directors, the MHC is able to “outvote” PBIP’s public shareholders. However, regulations promulgated by the Federal Deposit Insurance Corporation (the “FDIC”) previously barred the MHC from voting on PBIP’s stock benefit plans and PBIP’s prospectus in connection with its initial public offering in February 2005 indicated that the MHC would not vote on the plans. During the summer of 2005, members of the Stilwell PBIP Group expected that PBIP would be seeking shareholder approval of the stock benefit plans described in its prospectus. But after the Stilwell PBIP Group announced in August 2005 that it would solicit proxies to oppose adoption of the stock benefit plans as a referendum to place Joseph Stilwell on the board, PBIP decided not to seek public shareholder approval of any stock benefit plans at the 2006 annual meeting and only submitted proposals to re-elect incumbent directors and ratify its auditors to a shareholder vote at the meeting. Therefore, in December 2005, members of the Stilwell PBIP Group solicited proxies from other public shareholders to withhold their votes on the election of directors as a referendum. At the February 3, 2006 annual meeting, 71% of PBIP’s voting public shares were withheld from voting on the election of directors, according to the final results provided by the independent inspector of elections. On April 6, 2006, PBIP announced that it had received advice from the FDIC that the MHC may vote its shares of common stock in favor of the stock benefit plans and that PBIP planned to hold a special meeting of shareholders to vote on approval of the plans. PBIP was thereafter required by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) to seek its approval of PBIP’s plans. On April 19, 2006, PBIP announced that it had decided to postpone the special meeting. The Federal Reserve Board subsequently determined to follow the FDIC’s position. On October 4, 2006, a member of the Stilwell PBIP Group sued PBIP, the MHC, and the directors of PBIP and the MHC in the United States District Court, Eastern District of Pennsylvania, for breach of fiduciary duties, unjust enrichment, promissory estoppel, and unfair dilution and disenfranchisement, and seeking an order preventing the MHC, which is controlled by the individuals who will receive significant awards under the stock benefit plans, from voting the MHC’s shares in PBIP in favor of the plans. At the February 9, 2007 annual meeting, 75% of PBIP’s voting public shares were withheld from voting on the election of directors. At the meeting, Mr. Stilwell publicly offered that, if President and CEO Thomas A. Vento could define return on equity on a per share basis, Mr. Stilwell would donate $25,000 to a charity of Mr. Vento’s choice. Mr. Vento attempted to define it but was unable to do so.

On January 19, 2006, certain members or affiliates of the Group (the “Stilwell SKP Group”) filed a Schedule 13D in connection with the common stock of SCPIE Holdings Inc. (“SKP”). The Stilwell SKP Group announced its intention to run an alternate slate of directors at the 2006 annual meeting and requested SKP’s shareholder list. SKP failed to timely produce the list, and the Stilwell SKP Group sued SKP in Delaware Chancery Court on January 25, 2006. On February 3, 2006, SKP agreed to provide its shareholder list. The Stilwell SKP Group filed definitive proxy materials under cover of Schedule 14A on May 4, 2006, reflecting the Stilwell SKP Group’s solicitation of proxies to elect three nominees to the board of directors at SKP’s annual meeting of shareholders. The meeting was held on June 22, 2006, and SKP’s nominees were elected. On December 14, 2006, SKP and the Stilwell SKP Group entered into an agreement whereby, among other things, SKP agreed to appoint Mr. Stilwell as a director of SKP and re-nominate him for re-election to the board in 2007. Mr. Stilwell joined SKP’s board on January 15, 2007.